EXHIBIT 3.3

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

Warrant No. 103

Issue Date: ___________, 2006

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF

ADS MEDIA GROUP, INC.

            THIS CERTIFIES that, for value received, Charter Venture Partners, L.P., is entitled to purchase from ADS MEDIA GROUP, INC., a Utah corporation (the "Corporation"), subject to the terms and conditions hereof, 3,140,531 shares (the "Warrant Shares") of common stock, no par value (the "Common Stock"). This warrant, together with all warrants hereafter issued in exchange or substitution for this warrant, is referred to as the "Warrant" and the holder of this Warrant is referred to as the "Holder." The number of Warrant Shares is subject to adjustment as hereinafter provided. Notwithstanding anything to the contrary contained herein, this Warrant shall expire at 5:00pm CDT on June 20, 2011 (the "Termination Date").

            1.  Exercise of Warrants.   (a)    The Holder may, at any time prior to the Termination Date, exercise this Warrant in whole or in part at an exercise price per share equal to $0.16 per share, subject to adjustment as provided herein (the "Warrant Price"), by the surrender of this Warrant (properly endorsed) at the principal office of the Corporation, or at such other agency or office of the Corporation in the United States of America as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation, and by payment to the Corporation of the Warrant Price in lawful money of the United States by check or wire transfer for each share of Common Stock being purchased. Upon any partial exercise of this Warrant, there shall be executed and issued to the Holder a new Warrant in respect of the shares of Common Stock as to which this Warrant shall not have been exercised. In the event of the exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Shares so purchased, as applicable, registered in the name of the Holder, shall be delivered to the Holder hereof as soon as practicable after the rights represented by this Warrant shall have been so exercised.

                (b)    This Warrant may also be exercised at such time by means of a "cashless exercise" in which, at any time prior to the Termination Date, the Holder of this Warrant may, at its option, exchange this Warrant, in whole or in part (a "Warrant Exchange"), into Warrant Shares by surrendering this Warrant at the principal office of the Corporation, accompanied by a notice stating such Holder's intent to effect such exchange, the number of Warrant Shares to be exchanged and the date on which the Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, within five (5) days of the date the Notice of Exchange is received by the Corporation (the "Exchange Date"). Certificates for the Warrant Shares issuable upon such Warrant Exchange and, if applicable, a new Warrant of like tenor evidencing the balance of the Warrant Shares remaining subject to this Warrant, shall be issued as of the Exchange Date and delivered to the Holder within three (3) business days following the Exchange Date. In connection with any Warrant Exchange, this Warrant shall represent the right to subscribe for and acquire the number of Warrant Shares (rounded to the next highest integer) equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the Closing Bid Price (as hereinafter defined) on the trading day preceding the date on which the Company receives the Exercise Documentation;
(B)	=	the exercise price of this Warrant, as adjusted; and
(X)	=	the number of shares of Common Stock issuable upon exercise of this Warrant in accordance with the terms of this Warrant.

            2. Reservation of Warrant Shares. The Corporation agrees that, prior to the expiration of this Warrant, it will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the number of Warrant Shares as from time to time shall be issuable by the Corporation upon the exercise of this Warrant.

3. No Stockholder Rights. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Corporation.

            4. Transferability of Warrant. Prior to the Termination Date and subject to compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed for transfer.

5. Certain Adjustments. With respect to any rights that Holder has to exercise this Warrant and convert into shares of Common Stock, Holder shall be entitled to the following adjustments:

                (a)    Merger or Consolidation. If at any time there shall be a merger or a consolidation of the Corporation with or into another corporation when the Corporation is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Warrant Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof as the holder of this Warrant after the merger or consolidation.

                (b)    Reclassification, Recapitalization, etc. If the Corporation at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

(c) Split or Combination of Common Stock and Stock Dividend. In case the

Corporation shall at any time subdivide, redivide, recapitalize, split (forward or reverse) or change its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Warrant Price shall be proportionately reduced and the number of Warrant Shares proportionately increased. Conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Warrant Price shall be proportionately increased and the number of Warrant Shares proportionately reduced. Notwithstanding the foregoing, in no event will the Warrant Price be reduced below the par value of the Common Stock.

                (d)    Price Protection Provisions. From the Issue Date until the Termination Date (the "Exercise Period"), the Warrant Price shall be subject to adjustment from time to time as provided in this Section 5(d).

            (i)    Adjustment of Warrant Price. If and whenever the Corporation issues or sells, or in accordance with Section 5(d) hereof is deemed to have issued or sold, any shares of Common Stock for an effective consideration per share of less than the Exercise Price immediately preceding such issuance or for no consideration (such lower price, the "Base Share Price" and such issuances collectively, a "Below Exercise Price New Issuance"), then the Warrant Price shall be reduced by multiplying the Warrant Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Below Exercise Price New Issuance plus the number of shares of Common Stock which the aggregate offering price for such Below Exercise Price New Issuance would purchase at the applicable Exercise Price (the "Below Exercise Price New Issuance Price"), and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Below Exercise Price New Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Below Exercise Price New Issuance. Such adjustment shall be made whenever shares of Common Stock or Common Stock Equivalents (as defined below) are issued. If and whenever the Corporation issues or sells, or in accordance with Section 5(d) hereof is deemed to have issued or sold, any shares of Common Stock for an effective consideration per share (A) greater than the Exercise Price and (B) less than seventy-five percent (75%) of the Closing Bid Price immediately preceding such issuance ("Market Price") (such lower price, the "Base Share Price" and such issuances collectively, a "Below Market New Issuance"), then the Warrant Price shall be reduced by multiplying the Warrant Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Below Market New Issuance plus the number of shares of Common Stock which the aggregate offering price for such Below Market New Issuance would purchase at the applicable Market Price (the "Below Market New Issuance Price"), and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Below Market New Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Below Market New Issuance.

(ii) Effect on Warrant Price of Certain Events. For purposes of determining the adjusted Warrant Price under Section (d) hereof, the following will be applicable:

(A)     Issuance of Common Stock Equivalents. If the Corporation in any manner issues or grants any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (collectively, "Common Stock Equivalents") and the effective price per share for which Common Stock is issuable upon conversion, exercise or exchange of such Common Stock Equivalents is less than the applicable Market Price ("Below Base Price Equivalents"), then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Below Base Price Equivalents (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will, as of the date of the issuance or grant of such Below Base Price Equivalents, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share and the maximum consideration payable to the Corporation upon such conversion, exercise or exchange (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will be deemed to have been received by the Corporation. For purposes of the preceding sentence, the "effective price per share for which Common Stock is issuable upon the exercise of such Below Base Price Equivalents" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Base Price Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Base Price Equivalents, plus, in the case of Common Stock Equivalents issuable upon the exercise of such Below Base Price Equivalents, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Base Price Equivalents (assuming full conversion of Common Stock Equivalents, if applicable). No further adjustment to the Warrant Price will be made upon the actual issuance of such Common Stock upon the conversion, exercise or exchange of such Below Base Price Equivalents or upon the exercise, conversion or exchange of Common Stock Equivalents issuable upon exercise of such Below Base Price Equivalents.

(B)     Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Common Stock Equivalents; or (ii) the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Warrant Price in effect at the time of such change will be readjusted to the Warrant Price which would have been in effect at such time had such Common Stock Equivalents still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(C)     Calculation of Consideration Received. If any Common Stock or Common Stock Equivalents are issued, granted or sold for cash, the consideration received therefor for purposes of this Warrant will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale. In case any Common Stock or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the fair market value (closing bid price, if traded on any market) thereof as of the date of receipt. In case any Common Stock or Common Stock Equivalents are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock or Common Stock Equivalents, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker, certified appraiser, or other appropriate valuation expert selected by the Corporation and reasonably acceptable to Roaring Fork Capital SBIC, L.P., with the costs of such appraisal to be borne by the Corporation.

(D)     Notwithstanding any provision in this Section 5(d), in no event will the Warrant Price be adjusted for any issuances of Common Stock or Common Stock Equivalents pursuant to options and warrants outstanding at the Issue Date, issued pursuant to contractual commitments entered into prior to the date of this Warrant (provided that the pricing terms of such options and warrants are not amended after such date).

            6. Legend and Stop Transfer Orders. Unless the Warrant Shares have been registered under the Securities Act, upon exercise of any part of the Warrant, the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and all certificates or instruments representing the Warrant Shares shall bear on the face thereof substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

            7. Miscellaneous. This Warrant shall be governed by and construed in accordance with the laws of the State of Texas. All the covenants and provisions of this Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder. Nothing in this Warrant shall be construed to give to any person or corporation other than the Corporation and the holder of this Warrant any legal or equitable right, remedy or claim under this Warrant. This Warrant shall be for the sole and exclusive benefit of the Corporation and the holder of this Warrant. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation hereof. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Corporation, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officers under its seal, this 25th day of October, 2006.

ADS MEDIA GROUP, INC.

By: /s/ Clark R. Doyal
Name: Clark R. Doyal
Title: CEO